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                                                                    Exhibit a(5)

             CREDIT SUISSE WARBURG PINCUS CAPITAL APPRECIATION FUND

                 Certificate of Authorization, Establishment and
                        Designation of Classes of Shares

         The undersigned, being the Vice President and Secretary of Credit Suisse Warburg Pincus Capital Appreciation Fund, a Massachusetts trust with transferable shares (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the vote of a Majority of the Trustees of the Trust acting pursuant to Section 6.1(d) and Section 9.3 of the Trust's Agreement and Declaration of Trust dated January 20, 1987, as heretofore amended (the "Declaration"), at a meeting duly called and held on October 2, 2001, the Trust does hereby authorize, establish and designate three (3) new Classes of Shares having the relative rights and preferences set forth below:

         1. The assets held by the Trust on October 2, 2001 (the "Reference Date") consist of a single portfolio, the Capital Appreciation Fund (the "Existing Portfolio"). The beneficial interests in the Existing Portfolio are at the Reference Date represented by a single series of Shares, par value one mill ($.001) per share (the "Existing Series"). The shares of the Existing Series authorized at the Reference Date consist of two Classes (the "Existing Classes"), the Common Class Shares and the Advisor Class Shares. An unlimited number of shares of each of the Existing Classes may be issued.

         2. In addition to the Existing Classes, there are hereby authorized and established three (3) new Classes of Shares of the Existing Series, which shall bear the names Class A Shares, Class B Shares and Class C Shares, respectively (each a "New Class" and collectively, the "New Classes"). An unlimited number of Shares of each of the New Classes may be issued.

         3. Shares of each New Class shall be entitled to the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in the Declaration, including without limitation paragraphs (a) through (k) of Section 6.2 thereof. Shares of each New Class shall have such further additional rights and obligations with respect to sales charges, redemption charges and other fees or charges, allocations of expenses, conversion rights and voting rights as are determined by the Trustees with respect to such New Class as set forth in the Prospectus or Statement of Additional Information pursuant to which the Shares of such New Class are sold.

         4. Capitalized terms used herein without definition have the meanings assigned to such terms in the Declaration.

         IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.



Dated: October 23, 2001              /s/ Hal Liebes
                                     -------------------------------------------
                                     Name:  Hal Liebes
                                     Title:    Vice President and Secretary
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                                 ACKNOWLEDGMENT

STATE OF NEW YORK              )
                               )
COUNTY OF NEW YORK             ) ss.                            October 25, 2001


         Then personally appeared the above-named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed.

         Before me,


                                           /s/ George Travers
                                           -------------------------------------
                                           Notary Public

                                           My Commission Expires:   7/15/03
                                                                 ---------------

         GEORGE TRAVERS
Notary Public, State of New York
        No. 02TR5014235
  Qualified in New York County
Commission Expires July 15, 2003